EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS


                                                   (in thousands, except for per
                                                            share data)
                                                       Quarter Ended April 3

                                                        2000              1999
                                                        ----              ----

Net income                                           $  1,008           $   933
                                                     ========           =======

Basic earnings per share weighted average shares        5,684             5,570

Net effect of dilutive stock options                      285               398
                                                     --------           -------
Diluted earnings per share weighted average shares      5,969             5,968
                                                     ========           =======
Basic earnings per share                             $    .18           $   .17
                                                     ========           =======
Diluted earnings per share                           $    .17           $   .16
                                                     ========           =======